Exhibit 99.1

Exhibit 99.1

Galaxy Gaming Appoints Meredith Brill to its Board of Directors

LAS VEGAS, July 14, 2022 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems for land-based casinos and iGaming, announced today that Meredith Brill has been appointed to its Board of Directors effective July 13, 2022. Ms. Brill fills the seat vacated by William Zender, who resigned from the Board effective July 1, 2022. She will serve until the next election of directors at a meeting of shareholders.

Ms. Brill is a Private Investor and has been a shareholder of Galaxy Gaming for some time. She is an experienced Canadian Intellectual Property Lawyer and Patent Agent. Her legal career has included all aspects of patent drafting and prosecution, intellectual property portfolio and management strategy, and competitive intelligence research.

“Meredith is a valuable addition to the Galaxy Board,” stated Mark Lipparelli, Chairman of Galaxy’s Board of Directors. “Her experience in intellectual property matters is directly relevant to Galaxy’s business model and, as a long-time shareholder, she is very familiar with the Company’s opportunities and challenges. We look forward to her contributions.”

“I have been a shareholder of Galaxy for several years, so I am an admirer of its business model and success to date," stated Ms. Brill. “I am enthusiastic about the opportunity to get involved in the Company’s strategy and operations and to bring my experience in IP-related matters to bear on its future activities.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, and cruise ship and casinos worldwide. In addition, through its wholly owned subsidiary, Progressive Games Partners LLC, Galaxy licenses proprietary table games content to the online gaming industry. Connect with Galaxy on Facebook, YouTube and Twitter.

Contact:

Media: Phylicia Middleton (702) 936-5216

Investors: Harry Hagerty (702) 938-1740